Exhibit 99.1

Seven Stars Cloud to Raise an Aggregate of $40 Million USD in Strategic Private Placement from GT Dollar

 • GT Dollar is a leading global virtual credit clearing system company

New York, NY, March 22, 2018 – Seven Stars Cloud Group, Inc. (NASDAQ: SSC) (“SSC” or the “Company”), is pleased to announce that the Company has entered into a Purchase Agreement (“Purchase Agreement”) with GT Dollar Pte. LTD., a Singaporean-based global virtual credit clearing system operator connecting over 2 million businesses worldwide (the “Purchaser” or “GTD”), for $40,000,000 USD, in exchange for SSC common stock (“Common Stock”) and two Convertible Promissory Notes (“Promissory Notes”). The Purchase Agreement and Promissory Notes contain both customary and special representations, warranties and covenants.

Pursuant to the terms of the Purchase Agreement and Convertible Promissory Notes (which will be described further by SSC in its current report on Form 8-K to be filed later today), the Company, in a private placement transaction, has agreed to the following:

(a)	Common Shares: GTD will receive 13,773,010 shares of SSC Common Stock for a purchase price of $25,066,878.20 USD, or $1.82 per share. GTD has agreed to fund the $25,066,878.20 USD on or before March 31, 2018.

(b)	Promissory Notes: The Company shall issue to GTD two Promissory Notes – one for $10,000,000 USD and one for $4,933,121.80 USD, bringing Purchaser’s total investment into the Company to $40,000,000 USD. Upon satisfaction of certain conversion conditions (see Form 8-K for more information), including but not limited to, obtaining approvals of the Company’s stockholders and filing an Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, all of the principal and accrued but unpaid interest shall be automatically converted into shares of SSC Common Stock at a conversion rate of $1.82 per share. GTD has agreed to fund (i) $4,933,121.80 USD on or before March 31, 2018 in exchange for a Promissory Note from SSC and (ii) $10,000,000 USD on or before April 30, 2018, in exchange for a separate Promissory Note.

SSC intends to use the proceeds to support growth, strategic acquisitions, executive management hires, US headquarters costs, infrastructure costs and for general working capital purposes. In addition, SSC and GTD intend to enter into a partnership that will enhance SSC’s ability to market its digital financial products by leveraging GTD’s vast financial products sales network in Asia. Details of the partnership to be announced at a later date.

The securities being sold in this private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements.

CONTACT:

Jason Finkelstein

Seven Stars Cloud Group, Inc.

212-206-1216

About Seven Stars Cloud Group, Inc. (http://www.sevenstarscloud.com/)

SSC is aiming to become a next generation Artificial-Intelligent (AI) & Blockchain-Powered, Fintech company. By managing and providing an infrastructure and environment that facilitates the transformation of traditional financial markets such as commodities, currency and credit into the asset digitization era, SSC provides asset owners and holders a seamless method and platform for digital asset securitization and digital currency tokenization and trading.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.